Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Dave Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
West Corporation Reports Record Fourth Quarter and
Full Year 2005 Results
Record Full-Year Revenue Driven by Growth Across All Business Segments
OMAHA, NE, February 1, 2006 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced record fourth quarter and full year revenues, operating income, operating margin and net income.
Financial Summary (unaudited)
(In millions, except per share amounts and percentages)

	Three Months Ended			Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2005	2004	Change	2005	2004	Change
Revenue	$404.8	$336.7	20.2%	$1,523.9	$1,217.4	25.2%
Operating income	$72.8	$52.5	38.8%	$266.7	$187.9	41.9%
Net income	$41.5	$30.5	36.2%	$150.3	$113.2	32.9%
Earnings per share (basic)	$0.60	$0.45		$2.18	$1.67
Earnings per share (diluted)	$0.58	$0.43		$2.11	$1.63

     “We are pleased to report a strong close to our 2005 fiscal year,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “Solid organic growth and the performance of recent acquisitions improved our operating leverage and enabled us to produce record revenues of over $1.5 billion and expand operating margins to 17.5% in 2005. Additionally, our most profitable segments remain our fastest growing.”
Consolidated Operating Results
     For the fourth quarter ended December 31, 2005, revenues were $404.8 million compared to $336.7 million for the same quarter last year, an increase of 20.2%. Revenue from acquired entities1 accounted for $33.6 million of this increase. Operating income for the fourth quarter was $72.8 million, an increase of 38.8% versus $52.5 million in the fourth quarter of 2004. Net income was $41.5 million, up 36.2% compared to $30.5 million in the same quarter last year. Diluted earnings per share were $0.58 versus $0.43 in the same period of 2004.
     For the fiscal year 2005, revenues were $1,523.9 million compared to $1,217.4 million last year, an increase of 25.2%. Revenue from acquired entities2 accounted for $195.5 million of this increase. Operating income was $266.7 million, an increase of 41.9% versus $187.9 million in 2004. Net income was $150.3 million, up 32.9% compared to $113.2 million last year. Diluted earnings per share were $2.11 versus $1.63 in 2004.
Margins
     The company reported consolidated operating margin of 18.0% in the fourth quarter of 2005, up from 15.6% in the comparable quarter last year. The improvement for the quarter is the result of increased revenues in the higher margin Conferencing Services and Receivables Management segments and a short-term Communications Services engagement, completed in the fourth quarter, that contributed $8.6 million of revenue and utilized existing infrastructure.
     For 2005, consolidated operating margin was 17.5%, compared to 15.4% in 2004. The improvement for the year is the result of increased revenues in the higher margin Conferencing Services and Receivables Management segments. Additionally, improved infrastructure utilization as a result of the integration of several acquisitions helped reduce SG&A expense as a percentage of revenues.
Balance Sheet
     At December 31, 2005, West Corporation had cash and cash equivalents totaling $30.8 million and a current ratio of 1.5 to 1. Net cash flows from operating activities were $92.9 million for the fourth quarter and $279.2 million for the year. As of

December 31, 2005, the company had $180 million of capacity available on its bank line of credit.
     “During the year, we continued to invest in our business, spending approximately five percent of revenues on capital expenditures to upgrade equipment and infrastructure, as well as expanding facilities in the U.S. and internationally,” commented Paul Mendlik, Chief Financial Officer of West Corporation. “During 2005, we added 2,400 workstations, bringing our year-end capacity to approximately 18,200 workstations. In addition, our At Home Agent business continues to gain traction with clients and, as announced last week, we have over 10,000 active contracted agents, which is nearly double our 2004 year-end total of 5,500.”
Conference Call
     The company will hold a conference call to discuss earnings on Thursday, February 2nd at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
     West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.
     Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.
     For more information, please visit www.west.com.
     This press release contains forward looking statements within the meaning of the federal securities laws relating to West Corporation. West intends these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. In particular, any projections or estimates regarding West’s future revenues, operating margins, expenses, net income, cash flows, capital expenditures, effective tax rates and client behavior, as well as the assumptions underlying or relating to such expectations, are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include general economic conditions, the timing, integration and results of the recently announced Intrado transaction, West’s ability to integrate or achieve the objectives of recent and future acquisitions, West’s ability to complete future acquisitions, West’s highly competitive industries, the extensive regulatory environment, West’s ability to recover on its charged-off consumer receivables, the capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including West’s annual report on Form 10-K for the year ended December 31, 2004 and subsequently filed quarterly reports on Form 10-Q and the prospectus supplement related to West’s secondary offering dated October 6, 2005. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
1.	Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and ECI Conference Call Services LLC (acquired in December 2004) in the Conferencing segment.
2.	Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and ECI Conference Call Services LLC (acquired in December 2004) in the Conferencing segment and Worldwide Asset Management, Inc. and its related entities (acquired in August 2004) in the Receivables Management segment.
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WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2005	2004	Change	2005	2004	Change
Revenue	$404,764	$336,718	20.2%	$1,523,923	$1,217,383	25.2%
Cost of services	181,908	154,637	17.6%	687,381	541,979	26.8%
Selling, general and administrative expenses	150,027	129,623	15.7%	569,865	487,513	16.9%

Operating income	72,829	52,458	38.8%	266,677	187,891	41.9%
Other expense, net	3,848	1,772	117.2%	13,181	6,368	107.0%

Income before tax	68,981	50,686	36.1%	253,496	181,523	39.6%
Income tax expense	24,080	17,618	36.7%	87,736	65,762	33.4%
Minority Interest	3,375	2,590	30.3%	15,411	2,590	495.0%

Net income	$41,526	$30,478	36.2%	$150,349	$113,171	32.9%

Earnings per share:
Basic	$0.60	$0.45	33.3%	$2.18	$1.67	30.5%
Diluted	$0.58	$0.43	34.9%	$2.11	$1.63	29.4%
Weigted average common shares outstanding:
Basic	69,594	68,075		68,945	67,643
Diluted	71,737	70,249		71,310	69,469

SELECTED OPERATING DATA:
Revenue:
Communication Services	$229,973	$219,085	5.0%	$873,975	$817,718	6.9%
Conferencing	123,421	75,027	64.5%	438,613	302,469	45.0%
Receivables Management	52,778	44,023	19.9%	216,191	99,411	117.5%
Inter segment eliminations	(1,408)	(1,417)	-0.6%	(4,856)	(2,215)	119.2%

Total	$404,764	$336,718	20.2%	$1,523,923	$1,217,383	25.2%

Operating Income:
Communication Services	$33,527	$31,642	6.0%	$122,076	$105,638	15.6%
Conferencing	30,211	13,767	119.4%	105,793	67,264	57.3%
Receivables Management	9,091	7,049	29.0%	38,808	14,989	158.9%

Total	$72,829	$52,458	38.8%	$266,677	$187,891	41.9%

Operating Margin:
Communication Services	14.6%	14.4%	1.4%	14.0%	12.9%	8.5%
Conferencing	24.5%	18.3%	33.9%	24.1%	22.2%	8.6%
Receivables Management	17.2%	16.0%	7.5%	18.0%	15.1%	19.2%

Total	18.0%	15.6%	15.4%	17.5%	15.4%	13.6%

Number of workstations (end of period)	18,225	15,776	15.5%
Number of Communication Services ports (end of period)	124,993	137,176	-8.9%

	Condensed Balance Sheet
	December 31,	December 31,	%
	2005	2004	Change
Current assets:
Cash and cash equivalents	$30,835	$28,330	8.8%
Trust cash	3,727	4,242	-12.1%
Accounts and notes receivable, net	217,806	195,598	11.4%
Portfolio receivables, current	35,407	26,646	32.9%
Other current assets	28,567	27,244	4.9%

Total current assets	316,342	282,060	12.2%
Net property and equipment	234,871	223,110	5.3%
Portfolio receivables, net	59,043	56,897	3.8%
Goodwill	717,624	573,885	25.0%
Other assets	170,782	135,254	26.3%

Total assets	$1,498,662	$1,271,206	17.9%

Current liabilities	$206,295	$157,294	31.2%
Long Term Obligations	233,245	238,354	-2.1%
Other liabilities & minority interest	87,254	86,103	1.3%
Stockholders’ equity	971,868	789,455	23.1%

Total liabilities and stockholders equity	$1,498,662	$1,271,206	17.9%